EXHIBIT 99.2

Friday February 19, 2:59 pm Eastern Time

Company Press Release

Safeway and Carr-Gottstein Foods Co. Settle AKPIRG Suit

ANCHORAGE, Alaska -- (BUSINESS WIRE) -- Feb. 19, 1999 -- Safeway Inc. ("Safeway") and Carr-Gottstein Foods Co. ("Carrs") announced today that the companies have settled with the Alaska Public Interest Research Group ("AKPIRG") and six individual plaintiffs in Meyers et al. v. Safeway et al., a purported class action lawsuit pending in state court in Anchorage, Alaska, which sought to prevent the proposed acquisition of Carrs by Safeway.

The settlement says AKPIRG and the plaintiffs will no longer oppose the proposed acquisition of Carrs by Safeway of the consent decree regarding the merger filed recently in a proceeding initiated by the Alaska Attorney General's office, and will dismiss the Meyers et al. v. Safeway et al. action.

The settlement calls for the creation of a citizens advisory committee, to provide Safeway with input and reactions from Alaskan consumers and shoppers during the ten months immediately following the closing of the merger. The advisory committee will meet monthly with a Safeway senior manager from the company's Alaskan operations, from the closing of the merger until most of the supermarkets required to be divested by the consent decree have been sold.

Carr-Gottstein Foods Co. is Alaska's largest food and drug retailer, operating 49 stores in Anchorage, Fairbanks, Juneau, Ketchikan, the Kenai Peninsula and other Alaska communities, as well as the state's largest food warehouse and distribution operation, and Alaska's largest freight company. Annual revenues in 1998 were $601.9 million.

Safeway Inc. is one of the largest food and drug retailers in North America based on sales. The company operates 1,497 stores in the United States and Canada. Its common stock is traded on the New York Stock Exchange under the symbol SWY.
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Contact:

  Safeway Inc.
  Cherie Myers, 425/455-8697 (Media)
  Melissa Plaisance, 925/467-3136 (Analysts)